Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-84358

                               SUPPLEMENT NO. 1 TO
                                  PROSPECTUS OF

                        EVCI CAREER COLLEGES INCORPORATED

                         555,845 SHARES OF COMMON STOCK

      This Prospectus Supplement supplements the prospectus dated April 19, 2002, which relates to 555,845 shares of common stock of EVCI Career Colleges Incorporated, a Delaware corporation.

                   ------------------------------------------

                    These are speculative securities and this
                   investment involves a high degree of risk.
                       See "Forward-Looking Statements and
                        Risk Factors" beginning on page 5
                               of the Prospectus.

                   ------------------------------------------

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             This Prospectus Supplement is dated November 20, 2003.

                              SELLING STOCKHOLDERS

      The following is in lieu of the information in the selling stockholder table regarding Trautman Wasserman & Co., Inc.

                           Number of Shares Beneficially
 Selling Stockholder       Owned as of October 22, 2003*     Number of Shares Offered*
 -------------------       -----------------------------     -------------------------

TW Private Equity Corp                13,274                          2,879
Mark Gillis                            6,550                          1,420
Christopher Shufeldt                   4,884                          1,059
Charles W. Doller III                  4,022                            872
                                      ------                         ------
                                      28,730                          6,230
                                      ======                         ======

----------

* TW Private Equity Corp. ("TWPE") received warrants to purchase a total of 28,730 shares of EVCI's common stock for private placement sales and advisory services rendered to EVCI by Trautman Wasserman & Company Incorporated ("TW") during 2001 and 2002. As of October 22, 2003, TWPE held warrants to purchase 15,456 of these shares as nominee for Messrs. Gillis, Shufeldt and Doller III, in the amounts indicated opposite their names. Those individuals were employees of TW at the time the TW services were rendered to EVCI. The Warrants to purchase the 6,230 shares offered were exercised by TWPE and Messrs. Gillis, Shufeldt and Doller III subsequent to October 22, 2003.